Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875

Financial Contact:	Kendall Helm
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS

SECOND-QUARTER 2015 EARNINGS

•

Company Reaffirms 2015 Adjusted Earnings Guidance

•

Mexican Unit IEnova Agrees to Acquire PEMEX Interest in Joint Venture

SAN DIEGO, Aug. 4, 2015 – Sempra Energy (NYSE: SRE) today reported second-quarter 2015 earnings of $295 million, or $1.17 per diluted share, compared with $269 million, or $1.08 per diluted share, in the second quarter 2014.

Sempra Energy’s second-quarter 2015 earnings included a $36 million after-tax gain on the sale of the second block of Sempra U.S. Gas & Power’s Mesquite Power facility and $1 million after tax in liquefied natural gas (LNG) liquefaction development expenses. Excluding the gain on sale of Mesquite Power and the LNG liquefaction development expenses, Sempra Energy’s adjusted earnings in the second quarter 2015 were $260 million, or $1.03 per diluted share.

Sempra Energy’s earnings for the first six months of 2015 were $732 million, or $2.91 per diluted share, up from $516 million, or $2.07 per diluted share, during the same period last year.  In the first quarter 2015, San Diego Gas & Electric (SDG&E) had a benefit of $13 million after tax, due to the reduction in the loss related to the San Onofre Nuclear Generating Station (SONGS), and Sempra U.S. Gas & Power had $4 million in LNG liquefaction development expenses.  In the first quarter 2014, SDG&E recorded a $9 million charge related to the closure of SONGS.  Excluding items in both years, Sempra Energy’s adjusted earnings for the first six months of 2015 were $688 million, or $2.74 per diluted share, up from $525 million, or $2.11 per diluted share, in the same period last year.

Beginning in the first quarter 2015, Southern California Gas Co. (SoCalGas) adopted an order by the California Public Utilities Commission (CPUC) to recognize revenues from the utility’s core activities on a seasonally adjusted basis (seasonality). The application of seasonality in revenues will result in substantially all of SoCalGas’ annual earnings being reported in the first and fourth quarters of the year, but will not affect full-year operating earnings or cash flow.

The $26 million increase in Sempra Energy’s second-quarter 2015 earnings included $48 million lower earnings at SoCalGas due to seasonality, compared with the second quarter 2014.  For the first six months of 2015, Sempra Energy’s earnings were $65 million higher at SoCalGas due to seasonality, compared with the same period last year.

“Our financial and operating results in the second quarter were very strong and keep us on track to meet our 2015 adjusted earnings guidance,” said Debra L. Reed, chairman and CEO of Sempra Energy.  “Excluding the impact of seasonality on earnings at SoCalGas, operating results for our California utilities improved during the first six months and our international operations continue to provide growth opportunities.”

CALIFORNIA UTILITIES

San Diego Gas & Electric

Second-quarter earnings for SDG&E were $126 million in 2015, compared with $123 million in 2014.

For the first six months of 2015, SDG&E’s earnings were $273 million, compared with $222 million for the first six months of 2014.  Excluding the SONGS-related items in the first quarters of 2015 and 2014, SDG&E’s adjusted earnings for the first six months were $260 million in 2015, up from $231 million in 2014.

Southern California Gas Co.

SoCalGas earnings in the second quarter 2015 were $70 million, compared with $80 million in the second quarter 2014.  The reduction in earnings was due primarily to seasonality of revenues, which had a $48 million negative impact for the quarter.

In the first half of 2015, SoCalGas’ earnings were $284 million, compared with $158 million in the same period last year, due primarily to higher authorized margin and the impact of the $65 million positive seasonal adjustment of revenues.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In the second quarter 2015, Sempra South American Utilities had earnings of $45 million, compared with $42 million in the second quarter 2014.

For the first six months of 2015, earnings for Sempra South American Utilities were $86 million, compared with $77 million in the first six months of 2014.

Sempra Mexico

Sempra Mexico’s second-quarter earnings increased to $50 million in 2015 from $34 million in 2014, due primarily to higher pipeline revenues.

For the first six months of 2015, Sempra Mexico had earnings of $97 million, compared with $76 million in the first six months of 2014.

Last week, Sempra Energy’s Mexican operating unit, IEnova, announced an agreement to purchase PEMEX’s equity interest in the two companies’ joint venture for $1.325 billion, plus the assumption of approximately $170 million in net debt. The transaction is expected to close prior to year-end, subject to approval by IEnova shareholders, satisfactory completion of the Mexican anti-trust review and other customary closing conditions.  The joint-venture assets involved in the transaction include three natural gas pipelines, an ethane pipeline, a liquid petroleum gas (LPG) pipeline and a LPG storage terminal. In addition, under the terms of the agreement, IEnova and PEMEX will maintain a joint venture at the holding company for the Los Ramones Norte pipeline project.  This partnership will allow IEnova and PEMEX to continue joint development of new projects in the future.

On July 14, IEnova announced that, through a subsidiary, it was awarded a natural gas transportation contract in Chihuahua by Mexico’s Comisión Federal de Electricidad.  The approximate $110 million project will provide natural gas under a 25-year, dollar-denominated capacity contract to a Chihuahua power plant and interconnect with several pipelines.

SEMPRA U.S. GAS & POWER

Sempra Renewables

Second-quarter earnings for Sempra Renewables were $19 million in 2015, compared with $18 million in 2014.

In the first half of 2015, earnings for Sempra Renewables were $32 million, compared with $46 million in the first half of 2014.  In the first quarter 2014, Sempra U.S. Gas & Power had a $16 million gain on the sale of a 50-percent equity interest in the Copper Mountain Solar 3 facility.

Sempra U.S. Gas & Power has secured long-term contracts to develop two new renewable projects at the company’s Mesquite Solar facility in Arizona.  Mesquite Solar 2 will be a 100-megawatt project with a 20-year power-purchase agreement.  Mesquite Solar 3 will be a 150-megawatt project with a 25-year power-purchase agreement. Both power-purchase agreements are with credit-worthy counterparties and the projects are expected to be in service by the end of 2016.

Sempra Natural Gas

Earnings for Sempra Natural Gas in the second quarter 2015 were $40 million, compared with $4 million in the second quarter 2014, due primarily to a $36 million after-tax gain recorded in the second quarter 2015 on the sale of the second block of the Mesquite Power generating facility.

For the first six months of 2015, Sempra Natural Gas had earnings of $42 million, up from $13 million in the same period last year.

2015 ADJUSTED EARNINGS GUIDANCE

Sempra Energy today reaffirmed the company’s previous 2015 adjusted earnings-per-share guidance range of $4.60 to $5.  This guidance excludes the increase in earnings from the reduction in the SONGS-closure-related loss and the earnings impact from potential LNG-related development expenses.  Additionally, adjusted earnings-per-share guidance for 2015 excludes the gain from the sale of the second block of the Mesquite Power natural gas-fired generating facility and any gain from IEnova’s acquisition of PEMEX’s interest in their joint venture.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 7616928.

NON-GAAP FINANCIAL MEASURES

Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted earnings per share for the second quarter 2015 and the first six months of 2015 and 2014, the six-month adjusted earnings for SDG&E in 2015 and 2014, and Sempra Energy’s 2015 adjusted earnings guidance.  Additional information regarding these non-GAAP measures is in the appendix on Table A of the second-quarter financial tables.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2014 revenues of $11 billion.  The Sempra Energy companies’ 17,000 employees serve more than 32 million consumers worldwide.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “plans,” “estimates,”  “projects,” “forecasts,” “contemplates,” “intends,” “depends,” “should,” “could,” “would,” “will,” “confident,” “may,” “potential,” “possible,”  ”proposed,”  “target,” “pursue,” “goals,” “outlook,” “maintain” or similar expressions, or discussions of guidance, strategies, plans, goals, opportunities, projections, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions and the timing of actions, including issuances of permits to construct and licenses for operation, by the California Public Utilities Commission, California State Legislature, U.S. Department of Energy, Federal Energy Regulatory Commission, Nuclear Regulatory Commission, Atomic Safety and Licensing Board, California Energy Commission, U.S. Environmental Protection Agency, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate; the timing and success of business development efforts and construction, maintenance and capital projects, including risks in obtaining, maintaining or extending permits, licenses, certificates and other authorizations on a timely basis and risks in obtaining adequate and competitive financing for such projects; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted reduction in oil prices from historical averages; the impact on the value of our natural gas storage assets from low natural gas prices, low volatility of natural gas prices and the inability to procure favorable long-term contracts for natural gas storage services; delays in the timing of costs incurred and the timing of the regulatory agency authorization to recover such costs in rates from customers; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; capital markets conditions, including the availability of credit and the liquidity of our investments; inflation, interest and currency exchange rates; the impact of benchmark interest rates, generally Moody’s A-rated utility bond yields, on our California Utilities’ cost of capital; the availability of electric power, natural gas and liquefied natural gas, and natural gas pipeline and storage capacity, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures and the decommissioning of San Onofre Nuclear Generating Station (SONGS); cybersecurity threats to the energy grid, natural gas storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers, terrorist attacks that threaten system operations and critical infrastructure, and wars; the ability to win competitively bid infrastructure projects against a number of strong competitors willing to aggressively bid for these projects; weather conditions, conservation efforts, natural disasters, catastrophic accidents, and other events that may disrupt our operations, damage our facilities and systems, and subject us to third-party liability for property damage or personal injuries; risks that our partners or counterparties will be unable or unwilling to fulfill their contractual commitments; risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest; risks inherent with nuclear power facilities and radioactive materials storage, including the catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the nuclear facility due to an extended outage and facility closure, and increased regulatory oversight, including motions to modify settlements; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric Company’s (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources; the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through SDG&E’s electric transmission and distribution system; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements due to insufficient market interest, unattractive pricing or other factors; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission. These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

Investors should not rely unduly on any forward-looking statements.  These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not the same companies as the California utilities, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra International, LLC, Sempra U.S. Gas & Power, LLC, and Sempra Partners, LP, are not regulated by the California Public Utilities Commission. Sempra International’s underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power’s underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions, except per share amounts)	2015 (1)	2014	2015 (1)	2014
	(unaudited)
REVENUES
Utilities	$ 2,133	$ 2,370	$ 4,555	$ 4,855
Energy-related businesses	234	308	494	618
Total revenues	2,367	2,678	5,049	5,473
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(239)	(395)	(585)	(1,015)
Cost of electric fuel and purchased power	(498)	(571)	(979)	(1,081)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(73)	(126)	(171)	(264)
Other cost of sales	(42)	(42)	(77)	(80)
Operation and maintenance	(713)	(729)	(1,371)	(1,405)
Depreciation and amortization	(307)	(288)	(610)	(574)
Franchise fees and other taxes	(96)	(92)	(203)	(197)
Plant closure adjustment	―	―	21	13
Gain on sale of equity interest and assets	62	2	62	29
Equity earnings, before income tax	27	23	46	40
Other income, net	37	49	76	89
Interest income	10	5	17	9
Interest expense	(139)	(138)	(273)	(274)
Income before income taxes and equity earnings
of certain unconsolidated subsidiaries	396	376	1,002	763
Income tax expense	(98)	(93)	(261)	(220)
Equity earnings, net of income tax	22	9	37	15
Net income	320	292	778	558
Earnings attributable to noncontrolling interests	(24)	(22)	(45)	(41)
Preferred dividends of subsidiary	(1)	(1)	(1)	(1)
Earnings	$ 295	$ 269	$ 732	$ 516

Basic earnings per common share	$ 1.19	$ 1.10	$ 2.95	$ 2.10
Weighted-average number of shares outstanding, basic (thousands)	248,108	245,688	247,916	245,484

Diluted earnings per common share	$ 1.17	$ 1.08	$ 2.91	$ 2.07
Weighted-average number of shares outstanding, diluted (thousands)	251,491	250,061	251,264	249,816

Dividends declared per share of common stock	$ 0.70	$ 0.66	$ 1.40	$ 1.32

(1) Reflects the impact of seasonalization at Southern California Gas as discussed on Table D.

SEMPRA ENERGY
Table A (Continued)

Sempra Energy Consolidated

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED EARNINGS EXCLUDING GAIN ON SALE IN 2015,
PLANT CLOSURE ADJUSTMENTS IN 2015 AND 2014 AND LNG LIQUEFACTION DEVELOPMENT EXPENSES IN 2015 (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share exclude 1) in both the three months and six months ended June 30, 2015, a $36 million gain on the sale of the remaining block of the Mesquite Power plant, 2) in the six months ended June 30, 2015, a $13 million reduction in the plant closure loss related to the San Onofre Nuclear Generating Station (SONGS) due to California Public Utilities Commission (CPUC) approval of a compliance filing related to San Diego Gas & Electric Company's (SDG&E) authorized recovery of its investment in SONGS, 3) in the six months ended June 30, 2014, a $9 million increase in the SONGS plant closure loss as a result of reaching a preliminary settlement agreement on the closure, and 4) in the three months and six months ended June 30, 2015, $1 million and $5 million, respectively, of liquefied natural gas (LNG) liquefaction development expenses. Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2015 to 2014 and to future periods, and also as a base for projection of future compounded annual growth rate. Management believes that these financial measures also provide a more meaningful measure of Sempra Energy's financial performance in 2015 in comparison to our previously issued adjusted earnings-per-share guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions, except per share amounts)	2015	2014	2015	2014
Sempra Energy GAAP Earnings	$ 295	$ 269	$ 732	$ 516
Exclude:
Gain on sale of Mesquite Power block 2	(36)	―	(36)	―
Plant closure (adjustment) loss	―	―	(13)	9
LNG liquefaction development expenses	1	―	5	―
Sempra Energy Adjusted Earnings	$ 260	$ 269	$ 688	$ 525

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 1.17	$ 1.08	$ 2.91	$ 2.07
Sempra Energy Adjusted Earnings	$ 1.03	$ 1.08	$ 2.74	$ 2.11
Weighted-average number of shares outstanding, diluted (thousands)	251,491	250,061	251,264	249,816

SEMPRA ENERGY 2015 ADJUSTED EARNINGS-PER-SHARE GUIDANCE RANGE

Sempra Energy 2015 Adjusted Earnings-Per-Share Guidance Range of $4.60 to $5.00 excludes 1) a $0.14 per diluted share after-tax gain from the April 2015 sale of the remaining block of the Mesquite Power plant, 2) $0.05 per diluted share from reduction in the first quarter of 2015 in the plant closure loss related to SONGS due to CPUC approval of a compliance filing related to SDG&E's authorized recovery of its investment in SONGS, 3) $0.05 per diluted share for estimated after-tax development expenses associated with the potential expansion of our LNG business, and 4) an anticipated noncash gain from the remeasurement of our equity method investment in Gasoductos de Chihuahua (GdC), a 50-50 joint venture between our Mexican subsidiary, IEnova, and Petróleos Mexicanos (PEMEX), in connection with the pending acquisition by IEnova of PEMEX’s 50-percent interest in GdC. Sempra Energy 2015 Adjusted Earnings-Per-Share Guidance is a non-GAAP financial measure. Because of the significance and nature of these excluded items, management believes this non-GAAP measure provides better clarity into the ongoing results of the business and the comparability of such results to prior and future periods. Sempra Energy 2015 Adjusted Earnings-Per-Share Guidance should not be considered an alternative to diluted earnings per share determined in accordance with GAAP. As the pending GdC transaction is not expected to close until the fourth quarter of 2015, the gain cannot be determined at this time, and accordingly, we are not able to provide a corresponding GAAP equivalent to our 2015 Adjusted Earnings-Per-Share Guidance.

San Diego Gas & Electric Company (SDG&E)

RECONCILIATION OF SDG&E GAAP EARNINGS TO SDG&E ADJUSTED EARNINGS EXCLUDING PLANT CLOSURE ADJUSTMENTS
IN 2015 AND 2014 (Unaudited)

SDG&E Adjusted Earnings exclude 1) in the six months ended June 30, 2015, a $13 million reduction in the plant closure loss related to SONGS due to CPUC approval of a compliance filing related to SDG&E's authorized recovery of its investment in SONGS, and 2) in the six months ended June 30, 2014, a $9 million increase in the SONGS plant closure loss as a result of reaching a preliminary settlement agreement on the closure. SDG&E Adjusted Earnings is a non-GAAP financial measure. Because of the significance and nature of these items, management believes that this non-GAAP financial measure provides a more meaningful comparison of the performance of SDG&E's business operations from 2015 to 2014 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods this non-GAAP financial measure to SDG&E Earnings, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions)	2015	2014	2015	2014
SDG&E GAAP Earnings	$ 126	$ 123	$ 273	$ 222
Exclude:
Plant closure (adjustment) loss	―	―	(13)	9
SDG&E Adjusted Earnings	$ 126	$ 123	$ 260	$ 231

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Dollars in millions)	2015	2014(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 636	$ 570
Restricted cash	8	11
Accounts receivable, net	1,154	1,394
Due from unconsolidated affiliates	4	38
Income taxes receivable	100	45
Deferred income taxes	99	305
Inventories	266	396
Regulatory balancing accounts – undercollected	798	746
Fixed-price contracts and other derivatives	85	93
Asset held for sale, power plant	―	293
Other	356	293
Total current assets	3,506	4,184

Investments and other assets:
Restricted cash	17	29
Due from unconsolidated affiliates	169	188
Regulatory assets	3,095	3,031
Nuclear decommissioning trusts	1,145	1,131
Investments	2,929	2,848
Goodwill	885	931
Other intangible assets	410	415
Dedicated assets in support of certain benefit plans	483	512
Sundry	674	561
Total investments and other assets	9,807	9,646
Property, plant and equipment, net	26,693	25,902
Total assets	$ 40,006	$ 39,732

Liabilities and Equity
Current liabilities:
Short-term debt	$ 738	$ 1,733
Accounts payable	1,014	1,353
Due to unconsolidated affiliate	―	2
Dividends and interest payable	300	282
Accrued compensation and benefits	271	373
Current portion of long-term debt	1,273	469
Fixed-price contracts and other derivatives	55	55
Customer deposits	150	153
Other	598	649
Total current liabilities	4,399	5,069
Long-term debt	12,626	12,167

Deferred credits and other liabilities:
Customer advances for construction	144	144
Pension and other postretirement benefit plan obligations, net of plan assets	1,101	1,064
Deferred income taxes	3,016	3,003
Deferred investment tax credits	35	37
Regulatory liabilities arising from removal obligations	2,762	2,741
Asset retirement obligations	2,067	2,048
Fixed-price contracts and other derivatives	300	255
Deferred credits and other	1,081	1,104
Total deferred credits and other liabilities	10,506	10,396
Equity:
Total Sempra Energy shareholders’ equity	11,683	11,326
Preferred stock of subsidiary	20	20
Other noncontrolling interests	772	754
Total equity	12,475	12,100
Total liabilities and equity	$ 40,006	$ 39,732

(1)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
(Dollars in millions)	2015	2014
	(unaudited)
Cash Flows from Operating Activities
Net income	$ 778	$ 558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	610	574
Deferred income taxes and investment tax credits	203	105
Gain on sale of equity interest and assets	(62)	(29)
Plant closure adjustment	(21)	(13)
Equity earnings	(83)	(55)
Fixed-price contracts and other derivatives	―	(17)
Other	(8)	(6)
Net change in other working capital components	(116)	(125)
Changes in other assets	(89)	21
Changes in other liabilities	7	21
Net cash provided by operating activities	1,219	1,034

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,466)	(1,513)
Expenditures for investments and acquisition of business	(161)	(160)
Proceeds from sale of equity interest and assets, net of cash sold	347	66
Distributions from investments	9	6
Purchases of nuclear decommissioning and other trust assets	(229)	(356)
Proceeds from sales by nuclear decommissioning and other trusts	221	350
Decrease in restricted cash	49	87
Increase in restricted cash	(34)	(87)
Advances to unconsolidated affiliates	(20)	(24)
Repayments of advances to unconsolidated affiliates	74	―
Other	9	10
Net cash used in investing activities	(1,201)	(1,621)

Cash Flows from Financing Activities
Common dividends paid	(308)	(301)
Preferred dividends paid by subsidiary	(1)	(1)
Issuances of common stock	31	28
Repurchases of common stock	(66)	(37)
Issuances of debt (maturities greater than 90 days)	1,547	2,345
Payments on debt (maturities greater than 90 days)	(846)	(1,475)
Decrease in short-term debt, net	(339)	(54)
Net distributions to noncontrolling interests	(14)	(23)
Other	46	(10)
Net cash provided by financing activities	50	472

Effect of exchange rate changes on cash and cash equivalents	(2)	―

Increase (decrease) in cash and cash equivalents	66	(115)
Cash and cash equivalents, January 1	570	904
Cash and cash equivalents, June 30	$ 636	$ 789

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended			Six months ended
	June 30,			June 30,
(Dollars in millions)	2015		2014	2015		2014
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 126		$ 123	$ 273		$ 222
Southern California Gas	70	(1)	80	284	(1)	158
Sempra International:
Sempra South American Utilities	45		42	86		77
Sempra Mexico	50		34	97		76
Sempra U.S. Gas & Power:
Sempra Renewables	19		18	32		46
Sempra Natural Gas	40		4	42		13
Parent and other	(55)		(32)	(82)		(76)
Earnings	$ 295		$ 269	$ 732		$ 516

	Three months ended			Six months ended
	June 30,			June 30,
(Dollars in millions)	2015		2014	2015		2014
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 245		$ 249	$ 600		$ 543
Southern California Gas	288		240	603		500
Sempra International:
Sempra South American Utilities	35		58	66		90
Sempra Mexico	65		114	120		189
Sempra U.S. Gas & Power:
Sempra Renewables	19		165	41		276
Sempra Natural Gas	144		27	169		67
Parent and other	17		7	28		8
Consolidated Capital Expenditures and Investments	$ 813		$ 860	$ 1,627		$ 1,673

(1)

Results for the three months and six months ended June 30, 2015 for Southern California Gas (SoCalGas) reflect the adoption of a California Public Utilities Commission decision authorizing SoCalGas to recognize annual revenue for core natural gas customers using seasonal factors, instead of recognizing such revenue ratably over the year as was previously authorized. For the three months and six months ended June 30, 2015 compared to the same periods in 2014, this "seasonalization" resulted in $48 million lower earnings and $65 million higher earnings, respectively. While this seasonalization will cause variability in results from quarter to quarter within the year, it will not impact full-year 2015 results.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
UTILITIES	2015	2014	2015	2014

California Utilities - SDG&E and SoCalGas
Gas Sales (Bcf)(1)	73	68	172	180
Transportation (Bcf)(1)	145	158	300	320
Total Deliveries (Bcf)(1)	218	226	472	500
Total Gas Customers (Thousands)			6,753	6,720

Electric Sales (Millions of kWhs)(1)	3,644	3,827	7,476	7,724
Direct Access (Millions of kWhs)	829	816	1,696	1,704
Total Deliveries (Millions of kWhs)(1)	4,473	4,643	9,172	9,428
Total Electric Customers (Thousands)			1,421	1,413

Other Utilities
Natural Gas Sales (Bcf)
Sempra Mexico	6	5	13	11
Mobile Gas(2)	11	9	24	20
Willmut Gas	1	1	2	2
Natural Gas Customers (Thousands)
Sempra Mexico			110	102
Mobile Gas(2)			85	86
Willmut Gas			19	19
Electric Sales (Millions of kWhs)
Peru	1,918	1,817	3,841	3,668
Chile	704	708	1,496	1,496
Electric Customers (Thousands)
Peru			1,042	1,013
Chile			665	648

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico	733	830	1,643	1,932

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(3)	762	641	1,489	1,279
Sempra Natural Gas(4)	440	1,183	1,813	2,435

(1) Includes intercompany sales.
(2) Includes transportation.
(3)

Includes 50% of total power sold related to solar and wind projects in which Sempra Energy has a 50% ownership. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method.

(4)	Sempra Natural Gas sold the remaining 625-megawatt block of its Mesquite Power natural gas-fired power plant in April 2015.